Exhibit 4.2

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE THEREFOR.

ZIOPHARM, INC.

Warrant for the Purchase of Shares of
Series A Convertible Preferred Stock

No. [ ]	[ ] Shares	Date: [ ], 2005

FOR VALUE RECEIVED, ZIOPHARM, INC., a Delaware corporation (the "Company"), hereby certifies that PARAMOUNT BIOCAPITAL, INC., its designees or its permitted assigns is entitled to purchase from the Company, in whole or in part, at any time or from time to time commencing on the date hereof and prior to 5:00 P.M., New York City time, on the Expiration Date (as defined below), for an aggregate purchase price of $[________________] (computed on the basis of $2.38 per share) (the “Aggregate Warrant Price”), (a) [______] ([___]) fully paid and non-assessable shares (subject to adjustment pursuant to the provisions hereof, the “Warrant Shares”) of the Series A Convertible Preferred Stock, $0.001 par value per share, $2.16 stated value per share, of the Company (together with any other equity securities which may be issued by the Company with respect thereto (other than upon conversion thereof) or in substitution therefor, the “Preferred Stock”) or (b) if all outstanding shares of Preferred Stock have been converted into Common Stock, $0.001 par value, of the Company (the “Common Stock”), the number of shares of Common Stock into which the Warrant Shares receivable upon the exercise of this Warrant are convertible (subject to adjustment pursuant to the provisions hereof, the “Conversion Shares”). Hereinafter, (i) the price payable (initially $2.38 per share, subject to adjustment) for each of the Warrant Shares or the Conversion Shares, as the case may be, hereunder is referred to as the “Per Share Warrant Price”; (ii) this Warrant, all similar Warrants issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such similar Warrants are referred to as the “Warrants”; (iii) the “Expiration Date” shall be the date that is seven (7) years from the date hereof, (iv) the holder of this Warrant is referred to as the “Holder” and the holder(s) of this Warrant and all other Warrants, Warrant Shares and Conversion Shares are referred to as the “Holders” and Holders of more than fifty percent (50%) of the outstanding Warrants, Warrant Shares and Conversion Shares are referred to as the “Majority of the Holders”; and (v) the then Current Market Price per share (the “Current Market Price”) as of any date shall be deemed to be the last sale price of the Common Stock on the trading day prior to such date or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc., Automated Quotations System (“NASDAQ”), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the high per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market value of the Common Stock as determined by agreement between the then current Majority of the Holders and the Company’s Board of Directors. The then “Current Market Price Per Share of Preferred Stock” shall equal the then Current Market Price multiplied by the Conversion Rate (as such term is defined and used in the Certificate of Designations of the Preferred Stock) then in effect with respect to the Preferred Stock.

The Aggregate Warrant Price is not subject to adjustment. The Per Share Warrant Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of Warrant Shares or Conversion Shares, as the case may be, deliverable upon exercise of this Warrant shall be adjusted by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such adjustment.

1. Exercise of Warrant.

(a) This Warrant may be exercised, in whole at any time or in part from time to time, commencing on the date hereof and prior to 5:00 P.M., New York City time, on the Expiration Date by the Holder:

(i) by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Section 9(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part, with payment for Warrant Shares or Conversion Shares, as the case may be, made by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds; or

(ii) by the surrender of this Warrant (with the cashless exercise form at the end hereof duly executed) (a "Cashless Exercise") at the address set forth in Section 9(a) hereof. Such presentation and surrender shall be deemed a waiver of the Holder's obligation to pay the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. In the event of a Cashless Exercise, the Holder shall exchange its Warrant for that number of Warrant Shares or Conversion Shares, as the case may be, subject to such Cashless Exercise multiplied by a fraction, the numerator of which shall be the difference between the then Current Market Price Per Share of Preferred Stock (or the Common Stock into which the Preferred Stock is convertible) and the Per Share Warrant Price, and the denominator of which shall be the then Current Market Price Per Share of Preferred Stock (or the Common Stock into which the Preferred Stock is convertible). For purposes of any computation under this Section 1(a), the then Current Market Price shall be based on the trading day prior to the Cashless Exercise.

(b) If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Preferred Stock (or the Common Stock following conversion of all the Preferred Stock), and the Holder shall be entitled to receive a new Warrant covering the Warrant Shares or Conversion Shares, as the case may be, which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares or Conversion Shares, as the case may be. Upon surrender of this Warrant, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Preferred Stock (or the Common Stock following conversion of all the Preferred Stock) to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Preferred Stock (or the Common Stock following conversion of all the Preferred Stock) to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(c) If this Warrant is exercised on or after the date on which all shares of Preferred Stock have been converted into shares of Common Stock (the “Conversion Date”), then this Warrant shall be exercisable only for Conversion Shares at the then applicable Per Share Warrant Price (including any adjustment pursuant to Section 3 below).

(d) The Company shall mail notice to Holders not less than thirty (30) days prior to the occurrence of the Expiration Date, unless such a notice has previously been given to the holders pursuant to any other provisions hereof.

2. Reservation of Warrant Shares and Conversion Shares; Listing. The Company agrees that from the date hereof until the expiration of this Warrant, the Company shall at all times (a) have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of this Warrant, the shares of the Preferred Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal; (b) have authorized and in reserve, and shall keep available, solely for issuance or delivery upon conversion of the Warrant Shares or the exercise of this Warrant for Conversion Shares, the shares of Common Stock and other securities and properties as from time to time shall be receivable upon such conversion, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal; and (c) if the Company hereafter lists its Common Stock on any national securities exchange, use its best efforts to keep the Conversion Shares authorized for listing on such exchange upon notice of issuance.

3. Protection Against Dilution.

(a) In case the Company shall distribute (other than a distribution in liquidation of the Company) to all or substantially all holders of its Preferred Stock, without any charge to such holders, evidences of its indebtedness or assets (excluding cash dividends or distributions out of earnings) or rights, options, warrants or convertible securities containing the right to subscribe for or purchase Preferred Stock (excluding those referred to in Section 3(c)), then in each case the Company shall simultaneously distribute such evidences of its indebtedness or assets or such rights, options, warrants or convertible securities pro rata to the Holders of Warrants on the record date or date of effectiveness, as the case may be, fixed for determining the holders of Preferred Stock entitled to participate in such distribution in an amount equal to the amount that such Holders would have been entitled to receive had their Warrants been exercised for Warrant Shares immediately prior to the time for determination of the holders of Preferred Stock entitled to participate in such distribution.

(b) In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Preferred Stock, (ii) subdivide its outstanding shares of Preferred Stock into a greater number of shares, (iii) combine its outstanding shares of Preferred Stock into a smaller number of shares or (iv) issue by reclassification of its Preferred Stock any shares of capital stock of the Company (other than the Conversion Shares), the Per Share Warrant Price shall be adjusted to be equal to a fraction, the numerator of which shall be the Aggregate Warrant Price and the denominator of which shall be the number of shares of Preferred Stock or other capital stock of the Company which the Holder would have owned immediately following such action had such Warrants been exercised for Warrant Shares immediately prior thereto. An adjustment made pursuant to this Section 3(b) shall become effective immediately after the record date in the case of a dividend, or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(c) In the event that following the conversion of all shares of Preferred Stock (other than shares of Preferred Stock issuable upon the exercise of Warrants) into shares of Common Stock, the Company shall sell or grant any Common Stock, any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, any rights, options or warrants to purchase or otherwise acquire Common Stock or any other securities directly or indirectly convertible into or exchangeable for Common Stock, in each case for a price per share or entitling the holders thereof to purchase Preferred Stock at a price per share (determined by dividing (i) the total amount, if any, received or receivable by the Company in consideration of the issuance or sale of such securities plus the total consideration, if any, payable to the Company upon exercise or conversion thereof (the "Total Consideration") by (ii) the number of additional shares of Common Stock issuable upon exercise or conversion of such securities) which is less than the Per Share Warrant Price in effect on the date of such issuance or sale, then the Per Share Warrant Price shall be adjusted as of the date of such issuance or sale by multiplying the Per Share Warrant Price then in effect by a fraction, the numerator of which shall be (x) the sum of (A) the number of shares of Common Stock outstanding, on a fully diluted basis, on the record date of such issuance or sale plus (B) the Total Consideration divided by the current Per Share Warrant Price, and the denominator of which shall be (y) the number of shares of Common Stock outstanding, on a fully diluted basis, on the record date of such issuance or sale plus the maximum number of additional shares of Common Stock issued, sold or issuable upon exercise or conversion of such securities. Notwithstanding the foregoing, no adjustment in the Per Share Warrant Price shall be required under this Section 3(c) in the case of the issuance by the Company of Common Stock pursuant to (i) the exercise of any Warrant; (ii) the exercise of any stock options or warrants currently outstanding; (iii) the exercise of options and other stock rights granted pursuant to an employee stock option plan approved by the Company’s Board of Directors; and (iv) a stock split, reverse stock split or other recapitalization of the Company for which anti-dilution protection is provided elsewhere in this Section 3.

(d) In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as a entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of another corporation or other entity into the Company), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this Section 3(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The Company shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant to be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than thirty (30) days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

(e) The Company will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against dilution or other impairment. In case there is a dispute between the Majority of the Holders and the Company as to application of this Section 3, or as to protection of the rights of the Holders against dilution, then, in such case, the Majority of the Holders may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Company, which shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder of this Warrant and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Company.

(f) No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per Warrant Share; provided, however, that any adjustments which by reason of this Section 3(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this Section 3(f)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or the Warrant Shares or Conversion Shares issuable upon the exercise hereof. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(g) Whenever the Per Share Warrant Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants. The Company may, but shall not be obligated to unless requested by a Majority of the Holders, obtain, at its expense, a certificate of a firm of independent public accountants of recognized standing selected by the Company’s Board of Directors (who may be the regular auditors of the Company) setting forth the Per Share Warrant Price and the number of Warrant Shares or Conversion Shares, as the case may be, after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.

(h) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Preferred Stock or Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of the Warrants not less than ten days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

(i) If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Preferred Stock and other capital stock of the Company, the Company’s Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine in good faith the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of Preferred Stock and other capital stock.

(j) Notwithstanding the foregoing or anything to the contrary in this Warrant, upon issuance of the Warrant Shares pursuant to the terms of this Warrant, each such share of Preferred Stock shall have the same Conversion Price (as defined in the Certificate of Designations of the Preferred Stock) and be convertible into the same number of shares of Common Stock which would have been applicable if the Warrant Shares had been issued on the original issue date of this Warrant and had been subject since such date to the adjustment provisions of Section 4(e) of the Certificate of Designations of the Preferred Stock. This provision is intended to protect the rights of the Holders against dilution or other impairment and shall not be construed, by itself or in combination with any other provision of this Section 3, so as to result in "double dipping" by the Holder or any other inequitable adjustment.

(k) Notwithstanding the foregoing or anything to the contrary in this Warrant, for purposes of the anti-dilution protection contained in this Section 3, at all times following the conversion of all shares of Preferred Stock (other than shares of Preferred Stock issuable upon the exercise of Warrants) into shares of Common Stock, the term Preferred Stock shall be read to be Common Stock, context permitting, so that the anti-dilution provisions of this Section 3 will continue to protect the purchase rights represented by this Warrant after the conversion of all the Preferred Stock into the Common Stock (other than Preferred Stock issuable upon the exercise of Warrants) in accordance with the essential intent and principles of this Section 3 (it being understood that prior to such conversion, the anti-dilution provisions of the Certificate of Designations of the Preferred Stock shall protect the Holder from dilution, as contemplated by Section 3(j) hereof). This provision is intended to protect the rights of the Holders against dilution or other impairment and shall not be construed, by itself or in combination with any other provision of this Section 3, so as to result in "double dipping" by the Holder or any other inequitable adjustment.

(l) Upon the expiration of any rights, options, warrants or conversion privileges, if such shall not have been exercised, the Per Share Warrant Price, to the extent this Warrant has not then been exercised, shall, upon such expiration, be readjusted to such amount as would have obtained had the adjustment made upon the granting or issuance of such rights, options, warrants or conversion privileges been made based upon the issuance of only the number of shares of Preferred Stock actually issued on exercise of such rights, options, warrants or conversion privileges; provided, however, that no such readjustment shall have the effect of increasing the Per Share Warrant Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

4. Fully Paid Stock; Taxes. The Company agrees that the shares of the Preferred Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant and the shares of Common Stock delivered upon the conversion of the Warrant Shares or the exercise of this Warrant following the conversion of all shares of Preferred Stock into Common Stock, shall at the time of such delivery, be duly and validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal, and the Company will take all such actions as may be necessary to assure that the par value, if any, per share of the Preferred Stock and the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share, Conversion Share or any certificate thereof to the extent required because of the issuance by the Company of such security; provided, however, that if Warrant Shares or Conversion Shares are to be delivered in a name other than the Holder, no such delivery shall be made unless the person requesting the same has paid to the Company the amount of transfer taxes or charges incident thereto, if any.

5. Registration Under Securities Act of 1933. The Holder shall have the right to participate in the registration rights granted to purchasers of Preferred Stock pursuant to Article V of the Subscription Agreement (the “Subscription Agreement”) entered into between each such purchaser and the Company in connection with the issuance and sale of the Preferred Stock on or about the date hereof, to the same extent as if the Holder were a party thereto. The Company shall have the same obligations to the Holder as it has under Article V of the Subscription Agreement to the “Subscribers” and the “Holders” thereunder, and the Holder shall be entitled to enforce such obligations against the Company as if the Holder were a party thereto. By acceptance of this Warrant, the Holder agrees to comply with the provisions in Article V of the Subscription Agreement to the same extent as if it were a party thereto.

6. Investment Intent; Limited Transferability.

(a) The Holder represents, by accepting this Warrant, that it is an “accredited investor” as that term is defined in Rule 501 promulgated under the Act and understands that this Warrant and any securities issuable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws or “Blue Sky” laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. The Holder further represents to the Company that it is acquiring this Warrant and will acquire any securities issuable upon exercise of this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act, and agrees that this Warrant and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or “Blue Sky” laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act and under any state securities laws or “Blue Sky” laws.

(b) This Warrant and all rights hereunder are transferable, in whole or in part, upon (i) notice to the Company, (ii) surrender of the Warrant to the Company with a properly executed assignment (in the form attached at the end hereof) at the address set forth in Section 9(a) hereof, and (iii) upon delivery to the Company at such address of an executed agreement by which the transferee of the Warrant agrees to be bound by all of the terms and conditions of this Warrant. The Company will maintain a register containing the names and addresses of the registered Holder of this Warrant. Any registered Holder may change such registered holder's address as shown on the warrant register by written notice to the Company requesting such change. The Company may treat the registered Holder of this Warrant as he or it appears on the warrant register at any time as the Holder for all purposes. The Company shall permit any Holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants. All Warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the holder thereof shall be identical to those of the Holder.

7. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8. Warrant Holder Not Stockholder. This Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof; this Warrant does, however, require certain notices to Holders as set forth herein.

9. Communication. All notices under this Warrant shall be in writing and shall be deemed to have been given if one day after deposit with a nationally recognized overnight delivery carrier or three days after mailing by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to:

(a) the Company at 197 Eighth Street, Suite 300, Charlestown, MA 02129, or such other address as the Company has designated in writing to the Holder, or

(b) the Holder at c/o Paramount BioCapital, Inc., 787 Seventh Avenue, 48th Floor, New York, NY 10019 or other such address as the Holder has designated in writing to the Company.

10. Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

11. Applicable Law. This Warrant shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

12. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

13. Amendment, Waiver, etc. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that notwithstanding the foregoing any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the then current Majority of the Holders of the Warrants.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its President and attested to by its Secretary this [       ] day of [______], 2005.

ZIOPHARM, INC.

By:	/s/
Name: Dr. Jonathan Lewis
Title: Chief Executive Officer

ATTEST:

By:
Name: Richard Bagley Title: President

SUBSCRIPTION

The undersigned, ___________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase ____________________ shares of the Preferred Stock, par value $0.001 per share, stated value $ per share, of Ziopharm, Inc., covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.

Dated:	Signature:

Address:

CASHLESS EXERCISE

The undersigned ___________________, pursuant to the provisions of the foregoing Warrant, hereby elects to exchange its Warrant for ___________________ shares of Preferred Stock, par value $0.001 per share, stated value $ per share, of Ziopharm, Inc., pursuant to the Cashless Exercise provisions of the Warrant.

Dated:	Signature:

Address:

ASSIGNMENT

FOR VALUE RECEIVED _______________ hereby sells, assigns and transfers unto ____________________ the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _____________________, attorney, to transfer said Warrant on the books of Ziopharm, Inc.

Dated:	Signature:

Address:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED _______________ hereby assigns and transfers unto ____________________ the right to purchase _______ shares of the Preferred Stock, par value $0.001 per share, stated value $ per share, of Ziopharm, Inc., covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint ____________________, attorney, to transfer that part of said Warrant on the books of Ziopharm, Inc.

Dated:	Signature:

Address: